October 31, 1996



Securities and Exchange Commission
Division of Investment Management
Office of the Chief Accountant
Washington, DC 20549

Re: The PBHG Funds, Inc. (Commission File Number 2-99810)

Dear Sir or Madame:

Please be advised that Arthur Andersen LLP has resigned its appointment as Independent Accountant to The PBHG Funds, Inc. (the "Fund"),
effective September 24,1996.  Arthur Andersen LLP has rendered unqualified opinions on the financial statements of the Fund for the entire period in which it served as Independent Accountant to the Fund (since August 1993). The Fund's Board of Directors approved the resignation of Arthur Andersen LLP and the appointment of Coopers & Lybrand LLP
at its quarterly meeting held on September 24, 1996.    There were no
disagreements between the management of the Fund and Arthur
Andersen LLP regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

If you should have any questions or desire additional information, please feel free to call me at 610-341-9000.

Very truly yours,


/s/ Lee T Cummings

Lee T. Cummings
Vice President


Copy to:	          Richard L. Fagnani
	          Partner
	          Arthur Andersen LLP